Ex 99.1

Passage Bio Presents Preclinical and Interim Clinical Data for PBFT02 in FTD-GRN at the European Society of Gene & Cell Therapy (ESGCT) 31st Annual Conference

Preclinical data demonstrated that an AAV1 vector achieved superior human progranulin levels in the CSF as compared to AAV5 and AAVhu68 (an AAV9 variant)

Nonclinical data showed PBFT02 improved lysosomal histopathology and reduced neuroinflammation in Grn knockout mice, and achieved widespread vector distribution throughout the nervous system in non-human primates

Company delivered data during an oral presentation on Thursday, October 24 at ESGCT

PHILADELPHIA, October 24, 2024 — Passage Bio, Inc. (Nasdaq: PASG), a clinical stage genetic medicines company focused on improving the lives of patients with neurodegenerative diseases, today announced the company delivered preclinical and interim clinical data as part of an oral presentation at the European Society of Gene & Cell Therapy (ESGCT) 31st Annual Congress being held October 22-25, 2024, in Rome, Italy.

Details of the oral presentation are below:

Abstract Title:	Non-clinical and early clinical development of PBFT02, an AAV gene therapy for frontotemporal dementia with GRN mutations (FTD-GRN)
Session:	7d: CNS gene therapy
Date & Time:	Thursday, October 24 from 9:00 a.m.-11:00 a.m. CEST (3:00 a.m.-5:00 a.m. ET)
Presenter:	Sue Browne, Ph.D., Chief Scientific Officer

Today's oral presentation at ESGCT outlined the robust preclinical data generated in the development of PBFT02, including studies that informed vector and dose selection and demonstrated the positive effects of elevating progranulin levels in vivo. Additionally, the presentation highlighted interim safety and biomarker data from the upliFT-D clinical trial, which validate the preclinical findings and position PBFT02 as a potential best-in-class progranulin-raising therapy.

“We are excited to share a detailed overview of the preclinical studies that support our PBFT02 program and informed our clinical development strategy,” said Will Chou, M.D., president and chief executive officer of Passage Bio. “These strong preclinical results gave us confidence in choosing the AAV1 vector and ICM administration as a differentiated approach to administer our gene therapy to patients in our ongoing upliFT-D clinical study. It’s also encouraging to see these preclinical findings translate into the clinic, with interim PBFT02 data demonstrating a well-tolerated safety profile and consistent, durable increases in CSF progranulin levels. We remain committed to advancing PBFT02 in FTD and look forward to exploring its therapeutic potential in additional neurodegenerative diseases that could benefit from elevated progranulin levels.”

Data Summary

●	Capsid comparison study in non-human primates (NHPs) showed the AAV1 vector achieved superior human PGRN levels in the CSF as compared to AAV5 and AAVhu68 (an AAV9 variant) following intra-cisterna magna (ICM) administration
●	Dose escalation study in Grn knockout mice showed PBFT02 improved lysosomal histopathology and reduced neuroinflammation throughout the brain following intra-CSF delivery, including evidence suggesting that higher levels of PGRN may provide additional benefits
●	NHP biodistribution study showed ICM administration of PBFT02 achieved high levels of gene distribution throughout the nervous system, including vector delivery to the cortical and sub-cortical brain regions affected in FTD, and to the spinal cord
●	PBFT02 was well tolerated in NHPs, and ICM administration resulted in dose-dependent PGRN elevations in NHP CSF
●	Interim safety and biomarker data from the upliFT-D clinical study demonstrated that Dose 1 of PBFT02 was generally well-tolerated after ICM administration and led to consistent, durable increases in levels of CSF progranulin in all treated Cohort 1 patients, with elevated CSF progranulin levels sustained up to 12 months post-administration

Additional details on the meeting can be found at the ESGCT 31st Annual Congress website, and a copy of the oral presentation deck will be available on the Investor Events and Presentations page of the Passage Bio corporate website.

About PBFT02

PBFT02 utilizes an AAV1 viral vector to deliver, through ICM administration, a functional GRN gene that encodes for PGRN. This vector construct and delivery approach aim to elevate PGRN levels in the central nervous system to alter the course of neurodegenerative diseases. Interim clinical data from the upliFT-D Phase 1/2 study in FTD-GRN participants shows that ICM administration of PBFT02 resulted in robust PGRN elevations in the CSF.

The potential clinical benefit of PBFT02 is supported by extensive preclinical studies. In non-human primates, a single ICM administration of PBFT02 led to broad vector distribution throughout the CNS, and robust, dose-dependent elevations in PGRN levels in CSF. An NHP study also demonstrated that AAV1 was particularly proficient at transducing ependymal cells. In a murine FTD model, PBFT02 administration improved lysosomal function and reduced neuroinflammation.

About Passage Bio

Passage Bio (Nasdaq: PASG) is a clinical stage genetic medicines company on a mission to improve the lives of patients with neurodegenerative diseases. Our primary focus is the development and advancement of cutting-edge, one-time therapies designed to target the underlying pathology of these conditions. Passage Bio’s lead product candidate, PBFT02, seeks to treat neurodegenerative conditions, including frontotemporal dementia, by elevating progranulin levels to restore lysosomal function and slow disease progression.

To learn more about Passage Bio and our steadfast commitment to protecting patients and families against loss in neurodegenerative conditions, please visit: www.passagebio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995, including, but not limited to: our expectations about timing and execution of anticipated milestones, including the progress of clinical studies and the availability of clinical data from such trials; our expectations about our collaborators’ and partners’ ability to execute key initiatives; and the ability of our product candidates to treat their respective target CNS disorders. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop and obtain regulatory approval for our product candidates; the timing and results of preclinical studies and clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; failure to protect and enforce our intellectual property, and other proprietary rights; our dependence on collaborators and other third parties for the development and manufacture of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions; and the other risks and uncertainties that are described in the Risk Factors section in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Passage Bio undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For further information, please contact:

Investors:

Stuart Henderson

Passage Bio

267.866.0114

shenderson@passagebio.com

Media:

Mike Beyer
Sam Brown Inc. Healthcare Communications
312.961.2502
MikeBeyer@sambrown.com